Exhibit 99.1

Peabody Energy Announces Management Changes In Americas Business Unit

ST. LOUIS, July 3, 2012 /PRNewswire via COMTEX/ — Peabody Energy announced today that Charles Meintjes has been named Acting President of the Peabody Americas business unit. Meintjes replaces Richard A. Navarre, who has retired for personal reasons after a 19-year successful career with Peabody. Navarre has been President of Peabody Americas since March of this year and has been with the company since 1993.

Meintjes most recently served as Group Executive of Midwest and Colorado Operations. He joined Peabody in 2007 and has served in executive roles over Operations Improvement and Engineering prior to his current responsibilities. Meintjes also has extensive senior operational, strategy, continuous improvement and information technology experience with mining companies in Africa and Australia, including serving as executive director and board member of the major South African mining company Kumba Resources. He holds a bachelor’s degree in accounting from Johannesburg University, and has completed graduate level coursework from the Wharton School of Business.

“Peabody has a deep bench of talent, and we are pleased to name Charles as acting head of the Peabody Americas business unit while a comprehensive replacement search is conducted,” said Chairman and Chief Executive Officer Gregory H. Boyce. “We thank Rick for his dedication and key contributions to Peabody during the time the company expanded internationally, and wish him well in his future endeavors.”

“It has been my honor and privilege to work for nearly 20 years for the best company and the best people in the industry,” Navarre said. He thanked Boyce and the Board of Directors for their support and leadership. He will continue to assist the company in a consulting role.

Peabody Energy is the world’s largest private-sector coal company and a global leader in sustainable mining and clean coal solutions. The company serves metallurgical and thermal coal customers in more than 25 countries on six continents. For further information, go to PeabodyEnergy.com and CoalCanDoThat.com.

CONTACT: Vic Svec (314) 342-7768